EXHIBIT 23.4



           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors of Advanced Medical Optics, Inc.:


We consent to the incorporation by reference in the registration statement (no. 333-116589) on Form S-8 of Advanced Medical Optics, Inc. of our report dated April 16, 2004, except as to note 11, which is as of April 21, 2004, with respect to the combined statements of net assets to be sold as of December 31, 2003, 2002 and 2001 and the related combined statements of direct revenues and direct operating expenses for the years ended December 31, 2003, 2002 and 2001 of the Surgical Ophthalmic Business (the "Business," a business within Pfizer Inc.'s Global Pharmaceutical Group). Our report indicates that the combined financial statements were prepared to present the net assets to be sold and the direct revenues and direct operating expenses of the Business, pursuant to the basis of presentation as described in note 2 and the purchase agreement as described in note 11 of the financial statements, and are not intended to be a complete presentation of the Business' financial position, results of operations or cash flows. Additionally, our report states that the fiscal year of the non-U.S. operations was changed to November 30 and the combined statement of direct revenues and direct operating expenses includes the results for the 11 months ended November 30, 2003 for the non-U.S. operation of the Business.


                                                   /s/ KPMG LLP


New York, New York
July 26, 2004